FORM OF
BT INSURANCE FUNDS TRUST

PURCHASE AGREEMENT


	BT Insurance Funds Trust (the "Trust"), a Massachusetts business trust, and First Data Investor Services Group, Inc.
("First Data"), hereby agree as follows:


	1.	The Trust hereby offers First Data and First Data
hereby purchases 1 share (the "Shares") at $10.00 per share of each of the Trust's Small Cap Index Fund, EAFE Equity Index Fund and Equity 500 Index Fund (the "Portfolios"), each with par value of $.001 per share. The Shares are the "initial shares" of the Portfolios. First Data hereby acknowledges receipt of a purchase confirmation reflecting the purchase of 3 Shares, and the Trust hereby acknowledges receipt from First Data of funds in the amount of $30 in full payment for the Shares.


	2.	First Data represents and warrants to the Trust that
the Shares are being acquired for investment purposes and not for the purpose of distribution.


	3.	First Data agrees that if it or any direct or indirect
transferee of the Shares redeems the Shares prior to the fifth anniversary of the date that the Trust begins its investment activities, First Data will pay to the Trust an amount equal to the number resulting from multiplying the Trust's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by First Data or such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.


	4.	The Trust represents that a copy of its Declaration of
Trust is on file at the Secretary of State's Office.


	5.	This Agreement has been executed on behalf of the
Trust by the undersigned officer of the Trust in his capacity as an officer of the Trust. The obligations of this Agreement shall be binding only upon the assets and property of each individual Portfolio and not upon the assets and property of any other portfolio of the Trust and shall not be binding upon any Director, officer or shareholder of a Portfolio or the Trust individually.


	6.	This agreement shall be governed by, and construed and
interpreted in accordance with, the laws of The Commonwealth of Massachusetts.



	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the _______ day of ________, 1996.




Attest:	BT INSURANCE FUNDS TRUST


		By:
		Name:
		Title:



Attest:	FIRST DATA INVESTOR SERVICES GROUP, INC.


		By:
		Name:
		Title: